DECEMBER 4, 1998
                               AMENDMENTS TO THE
                  LOWE'S COMPANIES, INC. 1994 INCENTIVE PLAN


On December 4, 1998, the Lowe's Companies, Inc. 1994 Incentive Plan was amended as follows:

     a. A new Article X, entitled "Indemnification," was added to the Plan, in the form attached hereto as Exhibit I, and the remaining Articles and Sections of the Plan were renumbered accordingly.

     b. Section 12.04 of the Plan, entitled "Limitation on Awards," was deleted.





                                                                     Exhibit I
                                  ARTICLE X

                                INDEMNIFICATION

     A Participant shall be entitled to a payment under this Article X if (i) any benefit, payment, accelerated vesting or other right under this Plan constitutes a "parachute payment" (as defined in Code section 280G(b)(2)(A), but without regard to Code section 280G(b)(2)(A)(ii)), with respect to such Participant and (ii) the Participant incurs a liability under Code section 4999. The amount payable to a Participant described in the preceding sentence shall be the amount required to indemnify the Participant and hold him harmless from the application of Code sections 280G and 4999. To effect this indemnification, the Company must pay such Participant an amount sufficient to pay the excise tax imposed on Participant under Code section 4999 with respect to benefits, payments, accelerated vesting and other rights under this Plan and any other plan or agreement and any income, employment, hospitalization, excise or other taxes attributable to the indemnification payment. The benefit payable under this Article X shall be paid in a single cash sum not later than twenty days after the date (or extended filing date) on which the tax return reflecting liability for the Code section 4999 excise tax is required to be filed with the Internal Revenue Service. Notwithstanding the foregoing, to the extent the terms of any other plan or agreement also require that a Participant be indemnified and held harmless from the application of Code sections 280G and 4999, any such indemnification and the amount required to be paid to a Participant under this Article X shall be coordinated so that such indemnification is paid only once, and the Company's obligation under this Article X shall be satisfied to the extent of any such other payment.